Exhibit 4.3

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of September 24, 2010, and entered into by and among UNION BANK, N.A., in its capacity as administrative agent (in such capacity, with its successors and assigns, the “First Lien Agent”) for the First Lien Creditors (as defined below), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as Indenture Trustee (in such capacity, with its successors and assigns, the “Second Lien Trustee”) for, on behalf of and in the stead of, the Second Lien Creditors (as defined below), CENTURY EXPLORATION NEW ORLEANS, INC. and CENTURY EXPLORATION HOUSTON, INC. (collectively, the “First Lien Borrowers”) and RAAM GLOBAL ENERGY COMPANY (“Second Lien Borrower”) in each case, for themselves and on behalf of each of the other Loan Parties.

WHEREAS, First Lien Borrowers, the First Lien Agent and certain financial institutions (with their respective successors and assigns, the “First Lien Lenders”) are parties to a Third Amended and Restated Credit Agreement dated as of September 4, 2009 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Existing First Lien Agreement”), pursuant to which such financial institutions have agreed to make revolving credit loans and extend other financial accommodations to First Lien Borrowers; and

WHEREAS, pursuant to the First Lien Security Documents, First Lien Borrowers and the other Loan Parties (including Second Lien Borrower) under the First Lien Agreement have granted senior, first priority liens and security interests in the Collateral in favor of the First Lien Creditors as security for the payment and performance of the First Lien Obligations (the “Senior Liens”); and

WHEREAS, Second Lien Borrower and the Second Lien Trustee are entering into that certain Indenture of even date herewith (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Existing Second Lien Indenture”), pursuant to which Second Lien Borrower will issue Second Lien Notes (the “Second Lien Notes”); and

WHEREAS, certain Persons (with their respective successors and assigns, the “Second Lien Note Holders”) are entering into that certain Purchase Agreement of even date herewith (as amended, supplemented, restated or otherwise modified from time to time, the “Second Lien Note Purchase Agreement”), pursuant to which the Second Lien Note Holders will purchase the Second Lien Notes; and

WHEREAS, pursuant to the Second Lien Security Documents, Second Lien Borrower and the other Loan Parties (including the First Lien Borrowers) under the Second Lien Agreements are granting and will grant subordinate liens and security interests in the Collateral in favor of the Second Lien Trustee for the benefit of the Second Lien Note Holders as security for the payment and performance of the Second Lien Obligations (the “Subordinate Liens”),

which, as required by the terms of the First Lien Agreement, will be junior, subordinate and inferior in all respects to the Senior Liens; and

WHEREAS, the incurrence of the Second Lien Obligations and the grant of such Subordinate Liens are permitted under Section 7.1 and 7.2 of the Credit Agreement, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1 Definitions.

The following terms, as used herein, have the following meanings:

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Collateral” means all First Lien Collateral and Second Lien Collateral.

“Comparable Second Lien Security Document” means, in relation to any Collateral subject to any First Lien Security Document, that Second Lien Security Document that creates a security interest in the same Collateral, granted by the same Loan Party, as applicable.

“Enforcement Action” means, with respect to the First Lien Obligations or the Second Lien Obligations, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Lien Documents or the Second Lien Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of an applicable jurisdiction or under the Bankruptcy Code.

“First Lien Agreement” means (i) the Existing First Lien Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing First Lien Agreement or any other agreement or instrument referred to in this clause (ii). Any reference to the First Lien Agreement hereunder shall be deemed a reference to any First Lien Agreement then extant.

“First Lien Collateral” means all assets, whether now owned or hereafter acquired by First Lien Borrowers or any other Loan Party, in which a Lien is granted or purported to be granted in favor of the First Lien Agent or First Lien Creditors as security for any First Lien Obligation.

“First Lien Creditor” means the First Lien Agent, the First Lien Lenders, any of their respective Affiliates (as defined in the First Lien Agreement) owed any Hedging Obligations pursuant to any Hedging Contract with the First Lien Borrowers or any other Loan Party, and any other holders of First Lien Obligations, including replacement First Lien Lenders.

“First Lien Documents” means the First Lien Agreement, the revolving credit notes from time to time issued thereunder, letters of credit and letter of credit applications with respect thereto, Hedging Contracts between any First Lien Creditor and any Loan Party, the First Lien Security Documents, and all other agreements, certificates, documents, instruments and writings at any time delivered by First Lien Borrowers or any other Loan Party in connection therewith.

“First Lien Discharge Date” means the date on which (i) all First Lien Obligations have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Lien Documents), (ii) all commitments to extend credit under the First Lien Documents have been terminated, (iii) there are no outstanding letters of credit or similar instruments issued under the First Lien Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Lien Security Documents), and (iv) the First Lien Agent has delivered a written notice to the Second Lien Trustee stating that the events described in clauses (i), (ii) and (iii) have occurred to the satisfaction of the First Lien Creditors.

“First Lien Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Lien Agreement and any other indebtedness incurred pursuant to a Credit Facility (as defined in the Second Lien Indenture) to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Lien Agreement, (iii) all Hedging Obligations of any Loan Party, and (iv) all fees, expenses and other amounts payable from time to time pursuant to the First Lien Documents, in each of the foregoing cases whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Creditors and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Lien Security Documents” means the “Security Documents” as defined in the First Lien Agreement, and any other documents that grant a Lien in favor of First Lien Creditors to secure First Lien Obligations.

“Hedging Contract” has the meaning given such term in the First Lien Agreement.

“Hedging Obligations” means any “Lender Hedging Obligations” as defined in the First Lien Agreement (as in effect on the date hereof).

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means First Lien Borrowers, Second Lien Borrower and each direct or indirect affiliate or shareholder (or equivalent) of any of First Lien Borrowers or Second Lien Borrower or any of their respective affiliates that is now or hereafter becomes a party to any First Lien Document or Second Lien Document.

“Person” means, any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Second Lien Collateral” means all assets, whether now owned or hereafter acquired by Second Lien Borrower or any other Loan Party, in which a Lien is granted or purported to be granted in favor of Second Lien Creditors as security for any Second Lien Obligation.

“Second Lien Creditor” means the Second Lien Trustee, the Second Lien Note Holders, and any other holders of Second Lien Obligations.

“Second Lien Documents” means the Existing Second Lien Indenture, the Second Lien Notes, the Second Lien Note Purchase Agreement, each Second Lien Security Document, and all other agreements, certificates, documents, instruments and writings at any time delivered by Second Lien Borrower or any other Loan Party in connection therewith.

“Second Lien Indenture” means (i) the Existing Second Lien Indenture and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Lien Indenture or other agreement or instrument referred to in this clause (ii). Any reference to the Second Lien Indenture hereunder shall be deemed a reference to any Second Lien Indenture then extant.

“Second Lien Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on the Second Lien Notes and any other indebtedness or obligations under the Second Lien Indenture and the Second Lien Notes, and (ii) all fees, expenses and other amounts payable from time to time pursuant to the Second Lien Documents, in each case whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent any payment with respect to any Second Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Creditors and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Lien Security Documents” means any documents that grant a Lien in favor of Second Lien Creditors to secure Second Lien Obligations.

“Standstill Period” has the meaning given it in Section 3.1(c) .

“Uniform Commercial Code” means, unless otherwise specified, the Uniform Commercial Code as in effect from time to time in the State of New York.

SECTION 2 Obligations and Lien Priorities.

2.1 Subordination of Subordinate Liens.

(a) Any and all Liens now existing or hereafter created or arising in favor of any Second Lien Creditor securing the Second Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly subordinated, junior and inferior in right, priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Lien Creditors securing the First Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Lien Creditor may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other Liens or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the UCC or any applicable law or any First Lien Document or Second Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Lien Creditor securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Lien Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed. Any and all such Liens securing the First Lien Obligations shall be and remain senior in right, priority, operation and effect to any Liens securing Second Lien Obligations for all purposes, whether or not any such Liens securing First Lien Obligations are subordinated in any respect to any other Liens securing other indebtedness of First Lien Borrowers, Second Lien Borrower or any other Loan Party. Neither the Second Lien Trustee nor any other Second Lien Creditor shall subordinate any Liens securing the Second Lien Obligations to any Liens securing any other obligations or indebtedness of any Loan Party, other than the Liens securing the First Lien Obligations as provided herein.

(b) No Second Lien Creditor shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest or Lien in any Collateral granted to the First Lien Creditors. Notwithstanding any failure by any First Lien Creditor to perfect its security interests in any Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests or Liens in the Collateral granted to the First Lien Creditors, the priority and rights as between the First Lien Creditors and the Second Lien Creditors with respect to the Collateral and proceeds thereof shall be as set forth herein.

2.2 Nature of First Lien Obligations. The Second Lien Trustee on behalf of itself and the other Second Lien Creditors acknowledges that all or a portion of the First Lien Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, without notice to or consent (except as provided in Section 6.1 hereof) by the Second Lien Creditors and without affecting the provisions hereof. The Lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any part thereof.

2.3 Agreements Regarding Actions to Perfect Liens.

(a) The Second Lien Trustee on behalf of itself and the other Second Lien Creditors agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Lien Trustee in connection with the initial issuance of Second Lien Notes (and on or prior to the date hereof) shall be in form satisfactory to the First Lien Agent.

(b) The First Lien Agent (on behalf of itself and the other First Lien Creditors) and Second Lien Trustee (on behalf of itself and the other Second Lien Creditors) agree that all mortgages, deeds of trust, deeds, security agreements, financing statements and similar instruments now or hereafter executed, delivered and/or filed against any real or personal property in favor of Second Lien Trustee for the benefit of the Second Lien Creditors shall (a) in the case of any such instruments executed, delivered and/or filed in connection with the initial issuance of Second Lien Notes, (and on or prior to the date hereof) be in form reasonably satisfactory to the First Lien Agent and (b) contain the following notation (or a similar notation reasonably satisfactory to the First Lien Agent):

“Notwithstanding anything herein to the contrary, the Lien and security interest granted to Second Lien Trustee pursuant to this Agreement and the exercise of any right or remedy by Second Lien Trustee hereunder are subject to the provisions of the Intercreditor Agreement, dated September 24, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), among Union Bank, N.A., as First Lien Agent, The Bank of New York Mellon Trust Company, N.A., as Second Lien Trustee, Century Exploration New Orleans, Inc., Century Exploration Houston, Inc., and RAAM Global Energy Company, and other persons party or that may become party thereto from time to time. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control. The lien created or evidenced hereby on the property described herein is junior, subordinate and inferior to any and all liens on such property created or evidenced by any mortgage, deed of trust, security agreement, financing statement or similar instrument now or hereafter granted to Union Bank, N.A., and its successors and assigns, or any other “First Lien Creditor” (as such term is defined in the Intercreditor Agreement) in such property, in accordance with such Intercreditor Agreement.”

(c) The First Lien Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the First Lien Security Documents, such possession or control is also for the benefit of the Second Lien Trustee and the other Second Lien Creditors for purposes of perfecting their subordinate security interest in such Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Lien Agent (or any third party acting on its behalf) with respect to such Collateral or provide the Second Lien Trustee or any other Second Lien Creditor with any rights with respect to such Collateral beyond those specified in this Agreement and the Second Lien Security Documents; provided that subsequent to the occurrence of the First Lien Discharge Date, the First Lien Agent shall within five Business Days (as defined in the First Lien Agreement) thereafter (x) deliver to the Second Lien Trustee, at the First Lien Borrowers’ and Second Lien Borrower’s sole cost and expense, the Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Lien Documents, or (y) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs, and provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Creditors and the Second Lien Creditors, and shall not impose on the First Lien Agent or the First Lien Creditors any obligations in respect of the disposition of any Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person.

2.4 No New Subordinate Liens. So long as the First Lien Discharge Date has not occurred, the parties hereto agree that no Loan Party shall grant or permit, and no Second Lien Creditor shall acquire or hold, any Lien on any assets of any Loan Party securing any Second Lien Obligation which assets are not also subject to a Senior Lien granted pursuant to the First Lien Documents in favor of the First Lien Agent for the benefit of the First Lien Creditors securing the First Lien Obligations. If any Loan Party shall (nonetheless and in breach hereof) grant or permit, or any Second Lien Creditor shall (nonetheless and in breach hereof) acquire or hold, any Lien on any assets of any Loan Party securing any Second Lien Obligation which assets are not also subject to a Senior Lien granted pursuant to the First Lien Documents in favor of the First Lien Agent for the benefit of the First Lien Creditors securing the First Lien Obligations, such assets shall constitute First Lien Collateral securing the First Lien Obligations, and the Second Lien Trustee (or the relevant Second Lien Creditor) shall, and shall be deemed to have, without the need for any further consent of any other Second Lien Creditor and notwithstanding anything to the contrary in any other Second Lien Document (i) be deemed to hold and have held such Lien for the benefit of the First Lien Agent as security for the First Lien Obligation and shall assign such Lien to the First Lien Agent (in which case the Second Lien Trustee may retain a junior Subordinate Lien on such assets subject to the terms hereof) or (ii) if requested by the First Lien Agent, release such Lien.

2.5 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical, except that the First Lien Collateral will include items (1)—(4) of the definition of ‘Excluded Collateral’ set forth in the Existing Second Lien Indenture in effect on the date hereof. To the extent that, notwithstanding this Section 2.5, the First Lien Collateral and Second Lien Collateral are not identical, the Second Lien Trustee, on behalf of Second Lien Creditors, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on Second Lien Collateral that is not First Lien Collateral, shall be subject to Section 4.1. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon reasonable request by either the First Lien Agent or Second Lien Trustee, as applicable, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents;

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations shall be in all material respects the same forms of documents, subject to document standard language required by Second Lien Trustee, and other than with respect to the senior and subordinate nature of the obligations and Collateral thereunder; and

(c) that in the event Second Lien Trustee shall obtain or record any Second Lien Documents in favor of Second Lien Trustee granting Liens on Collateral to secure Second Lien Obligations, then Second Lien Trustee shall notify the First Lien Agent of such documentation and provide a copy thereof.

2.6 [Intentionally Omitted].

2.7 Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding a determination is made that any Lien encumbering any Collateral securing the First Lien Obligations is not enforceable for any reason, then the Second Lien Trustee and the Second Lien Creditors agree that any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof shall (for so long as the First Lien Discharge Date has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the First Lien Creditors in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Trustee that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the First Lien Discharge

Date has occurred. Until the First Lien Discharge Date occurs, the Second Lien Trustee, for itself and on behalf of each other Second Lien Creditor, hereby appoints the First Lien Agent, and any officer or agent of the First Lien Agent, with full power of substitution, the attorney-in-fact of each Second Lien Creditor for the limited purpose of carrying out the provisions of this Section and taking any action and executing any instrument that the First Lien Agent may deem necessary or advisable to accomplish the purposes of this Section, which appointment is irrevocable and coupled with an interest.

2.8 Purchase Option. The First Lien Agent, on behalf of itself and the First Lien Creditors, agrees that if an Event of Default under the First Lien Documents has occurred and is continuing, and as a result of such Event of Default under the First Lien Documents (i) the First Lien Obligations have been accelerated, (ii) the Second Lien Obligations have been accelerated, (iii) any Insolvency Proceeding has been commenced (or is then occurring) with respect to any Loan Party or (iv) the First Lien Agent (A) is pursuing any Enforcement Action (including foreclosure) with respect to the Collateral or (B) proposes any release, sale or other disposition not otherwise permitted under the Second Lien Documents with respect to any material portion of the Collateral, in each case of this subsection (iv) that would have the effect of releasing Liens securing the Second Lien Obligations (each a “Trigger Event”), then the Second Lien Note Holders shall have the right and option to purchase the entire aggregate amount (but not less than the entire aggregate amount) of outstanding First Lien Obligations (including unfunded and unterminated commitments) at a price equal to par, plus all accrued and unpaid interest, fees and other amounts (other than contingent indemnification obligations, which obligations shall survive the purchase of the First Lien Obligations by the Second Lien Note Holders) of First Lien Obligations, together with cash collateral for all outstanding Letters of Credit (as defined in the First Lien Agreement) in an amount equal to 105% of the undrawn and available amount of such Letters of Credit outstanding under the First Lien Agreement, and a payment for all then outstanding Hedging Obligations at a price equal to the sum of any unpaid amounts then due in respect of such Hedging Obligations plus or minus a net amount quoted by the First Lien Creditor party to such Hedging Obligation that would be paid to assign or novate each such Hedging Obligation in the ordinary course of its business. Such sale shall be without warranty or representation or recourse other than as provided in standard LSTA documentation for par trades. To exercise the option following any Trigger Event, the Second Lien Trustee upon receipt of indemnification in accordance with Section 7.02(f) under the Second Lien Indenture, together with a written direction from the Second Lien Note Holders holding a majority of the principal amount of Second Lien Notes then outstanding (the “Majority Second Lien Note Holders”) shall deliver a written notice prepared by and on behalf of such Majority Second Lien Note Holders to the First Lien Agent, which notice must be given within 60 days after the occurrence of any such Trigger Event and shall be deemed an irrevocable exercise of its option to purchase the First Lien Obligations on the terms set forth in this Section. Upon delivery of such notice, the Second Lien Note Holders shall be obligated to purchase, and the First Lien Creditors shall be obligated to sell, the entire aggregate amount of outstanding First Lien Obligations (other than contingent indemnification obligations, which obligations shall survive the purchase of the First Lien Obligations by the Second Lien Note Holders) for the purchase price described in this Section within twenty (20) days after delivery of such notice. In the event that the First Lien Obligations are purchased by the Second Lien Note Holders in accordance with the terms hereof, the First Lien Agent and the First Lien Creditors shall have the right (which shall be exercised within 10 Business Days after the consummation of such purchase) to terminate immediately all banking and other services then being offered to any of the First Lien Borrowers, the Second Lien Borrower or the other Loan Parties. In no event shall the Second Lien Trustee e obligated to monitor any such Trigger Event.

SECTION 3 Enforcement Rights.

3.1 Enforcement. Until the occurrence of the First Lien Discharge Date, whether or not a Insolvency Proceeding has been commenced by or against any Loan Party:

(a) The Second Lien Trustee and the Second Lien Creditors:

(i) shall not take any Enforcement Action with respect to any Collateral or exercise rights with respect to a Lien securing a Second Lien Obligation,

(ii) will not contest, protest or object to, or take any other action that may impair, any collection or foreclosure proceeding or action with respect to the Collateral brought by the First Lien Agent or any First Lien Creditor or any other exercise by the First Lien Agent or any First Lien Creditor, of any rights and remedies under the First Lien Documents or otherwise, and

(iii) will not object to the forbearance by the First Lien Agent or the First Lien Creditors from bringing or pursuing any collection or foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

(b) The First Lien Creditors shall have the exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any notification to, consultation with or consent of the Second Lien Trustee or any other Second Lien Creditor. Upon the occurrence and during the continuance of a default or an event of default under the First Lien Documents, subject to the provisions of this Agreement, the First Lien Agent and the other First Lien Creditors may take and continue any Enforcement Action with respect to the Collateral in such order and manner as they may determine in their sole discretion.

(c) Notwithstanding the preceding section 3.1(a) or (b), Second Lien Creditors may commence an Enforcement Action or exercise rights with respect to a Lien securing a Second Lien Obligation if:

(i) 180 days have elapsed since Second Lien Trustee notified First Lien Agent that either (x) the Second Lien Obligations have become due in full as a result of acceleration or otherwise (and such acceleration of the Second Lien Obligations has not been rescinded) or (y) any payment or insolvency Event of Default has occurred and is then continuing under the Second Lien Documents (the “Standstill Period”), and

(ii) First Lien Creditors are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise.

(d) Except as expressly provided in Section 2.3(c) hereof, First Lien Agent shall have no implied duty to Second Lien Creditors or any Loan Party as to any property belonging to any Loan Party (whether or not the same constitutes Collateral) in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

3.2 Second Lien Creditors’ Rights as Unsecured Creditor. Subject to the terms and provisions hereof, including without limitation Section 2.6 hereof, the Second Lien Trustee and the other Second Lien Creditors may, in accordance with the terms of the Second Lien Documents and applicable law, enforce rights and exercise remedies against Second Lien Borrower and any other Loan Party as unsecured creditors prior to the end of the Standstill Period; provided that no such action is otherwise inconsistent with the terms of this Agreement.

3.3 Waivers. The Second Lien Trustee, on behalf of itself and the other Second Lien Creditors, agrees that, until the First Lien Discharge Date has occurred:

(a) they will not take or cause to be taken any action, the purpose or effect of which is to make any Subordinate Lien pari passu with or senior to, or to give any Second Lien Creditor any preference or priority relative to, the Senior Liens or the First Lien Creditors with respect to any of the Collateral;

(b) they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any acceleration or collection action or proceeding with respect to the First Lien Obligations or any foreclosure, sale, lease, exchange, transfer or other disposition of the Collateral by the First Lien Agent or any other First Lien Creditor or any other Enforcement Action taken by or on behalf of the First Lien Agent or any other First Lien Creditor;

(c) they have no right to (x) direct either the First Lien Agent or any other First Lien Creditor to exercise any right, remedy or power with respect to First Lien Borrowers, the other Loan Parties, the First Lien Obligations, the Collateral or pursuant to the First Lien Security Documents or (y) consent or object to the exercise by the First Lien Agent or any other First Lien Creditor of any right, remedy or power with respect to First Lien Borrowers, the other Loan Parties, the First Lien Obligations, the Collateral or pursuant to the First Lien Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior creditor or otherwise, they hereby irrevocably waive such right), except to the extent such exercise was in violation of this Agreement;

(d) without waiving any rights to take action as unsecured creditors as provided in Section 3.2 hereof, they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against First Lien Agent or any other First Lien Creditor seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and neither the First Lien Agent nor any other First Lien Creditor shall be liable for, any action taken or omitted to be taken by the First Lien Agent or any other First Lien Creditor with respect to the Collateral, so long as such actions or omissions were not taken in violation of this Agreement;

(e) without waiving any rights to take action as unsecured creditors as provided in Section 3.2 hereof, and subject in all respects to the provisions of Section 3.1 and Section 5, they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Loan Party or any of its subsidiaries or affiliates with respect to any Collateral under or with respect to any Second Lien Security Document which claim, demand or proceeding seeks payment or damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral under or with respect to any Second Lien Security Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, their interest in or realize upon the Collateral pursuant to any Second Lien Security Document;

(f) they will not commence judicial or nonjudicial collection of the Second Lien Obligations or foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce the Second Lien Obligations or their interest in or realize upon, the Collateral or pursuant to the Second Lien Security Documents; and

(g) they will not seek, and hereby waive any right, to have the Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Collateral.

3.4 Judgment Creditors. In the event that any Second Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations (created pursuant to the Second Lien Security Documents) subject to this Agreement.

3.5 [Intentionally Omitted].

3.6 No Additional Rights For First Lien Borrowers or Second Lien Borrower Hereunder. Except as provided in Section 3.6, if either any First Lien Creditor or Second Lien Creditor shall enforce its rights or remedies in violation of the terms of this Agreement, neither the First Lien Borrowers nor the Second Lien Borrower shall be entitled to use such violation as a defense, to any action by such party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Lien Creditor or Second Lien Creditor, as applicable.

3.7 Actions Upon Breach.

(a) If any:

(i) Second Lien Creditor, in violation of this Agreement, commences or participates in any action or proceeding against Second Lien Borrower, the other Loan Parties or the Collateral, any of the First Lien Borrowers or Second Lien Borrower, with the prior written consent of the First Lien Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any First Lien Creditor may intervene and interpose such defense or plea in its or their name or in the name of any of the First Lien Borrowers or Second Lien Borrower, or the other Loan Parties, as applicable.

(ii) First Lien Creditor, in violation of this Agreement, commences or participates in any action or proceeding against First Lien Borrower, the other Loan Parties or the Collateral, any of the Second Lien Note Holders or Second Lien Borrower, with the prior written consent of the Second Lien Trustee, may interpose as a defense or dilatory plea the making of this Agreement, and any Second Lien Creditor may intervene and interpose such defense or plea in its or their name or in the name of any of the Second Lien Borrower or First Lien Borrowers, or the other Loan Parties as applicable.

(b) Should any:

(i) Second Lien Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Lien Creditor (in its or their own name or in the name of any of the First Lien Borrowers or Second Lien Borrower, as applicable) or any of the First Lien Borrowers or Second Lien Borrower or the other Loan Parties, as applicable, may obtain relief against such Second Lien Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Trustee on behalf of each Second Lien Creditor that (A) the First Lien Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) each Second Lien Creditor waives any defense that Second Lien Borrower, the other Second Loan Parties and/or the First Lien Creditors cannot demonstrate damage and/or be made whole by the awarding of damages.

(ii) First Lien Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Second Lien Creditor (in its or their own name or in the name of any of the Second Lien Borrower or First Lien Borrowers, as applicable) or any of the Second Lien Borrower or First Lien Borrowers or the other Loan Parties, as applicable, may obtain relief against such First Lien Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the First Lien Agent on behalf of each First Lien Creditor that (A) the Second Lien Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) each First Lien Creditor waives any defense that First Lien Borrower, the other Loan Parties and/or the Second Lien Creditors cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4 Application Of Proceeds Of Collateral; Dispositions And Releases Of Collateral; Inspection and Insurance.

4.1 Application of Proceeds; Turnover Provisions. All proceeds of Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Collateral in connection with or resulting from any Enforcement Action with respect to the Collateral, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the First Lien Agent for application to the First Lien Obligations in accordance with the terms of the First Lien Documents, until the First Lien Discharge Date has occurred, and thereafter, to the Second Lien Trustee for application in accordance with the Second Lien Documents. Until the occurrence of the First Lien Discharge Date, any Collateral, including without limitation any such Collateral constituting proceeds, that may be received by any Second Lien Creditor in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Lien Agent, for the benefit of the First Lien Creditors, in the same form as received, with any necessary endorsements, and each Second Lien Creditor hereby authorizes the First Lien Agent to make any such endorsements as agent for the Second Lien Trustee (which authorization, being coupled with an interest, is irrevocable).

4.2 Releases of Subordinate Liens.

(a) Upon any release, sale or disposition of Collateral, or the release a Loan Party from its Obligations under its guaranty of the First Lien Obligations which guaranty is secured by a Lien on Collateral, permitted or consented to pursuant to the terms of the First Lien Documents that results in the release of the Senior Liens on any Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action), the Subordinate Liens on such Collateral (but not on any proceeds of such Collateral not required to be paid to the First Lien Creditors except to the extent that the Senior Liens have also been released on such proceeds of Collateral (other than in the event that such release occurs in the context of the discharge of the First Lien Obligations)), and the Obligations of such Loan Party under any guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released with no further consent or action of any Person.

(b) The Second Lien Trustee and the Second Lien Creditors shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Lien Agent shall reasonably request to evidence any release of the Subordinate Liens or the guaranty described in paragraph (a). The Second Lien Trustee, for itself and on behalf of Second Lien Creditors, hereby appoints the First Lien Agent and any officer or duly authorized person of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Lien Trustee and in the name of the Second Lien Trustee or in the First Lien Agent’s own name, from time to time, in the First Lien Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purpose of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). Notwithstanding anything herein to the contrary, no provision of this

Section 4.2(b) shall have any effect on the obligations of the Second Lien Borrower under the Second Lien Indenture with respect to any such release of such Collateral.

4.3 Inspection Rights and Insurance.

(a) In connection with any Enforcement Action with respect to the First Lien Obligations, the First Lien Security Documents and the other First Lien Documents, any First Lien Creditor and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Collateral, and the First Lien Agent may advertise and conduct public auctions or private sales of the Collateral, in each case without notice to, the involvement of or interference by any Second Lien Creditor or liability to any Second Lien Creditor.

(b) Until the First Lien Discharge Date has occurred, the First Lien Agent, for the benefit of First Lien Creditors, will (i) be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party that names Second Lien Trustee as additional insured and loss payee and (ii) have the sole and exclusive right (A) to adjust or settle any insurance policy or claim covering the Collateral in the event of any loss thereunder, (B) to approve any award granted in any condemnation or similar proceeding affecting the Collateral and (C) of control over any deposit accounts of any of the First Lien Borrowers or Second Lien Borrower or any other Loan Party.

SECTION 5 Insolvency Proceedings.

5.1 Filing of Motions; Voting. Until the First Lien Discharge Date has occurred, the Second Lien Trustee agrees on behalf of itself and the other Second Lien Creditors that no Second Lien Creditor shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of the Collateral, including, without limitation, with respect to the determination of First Lien Obligations, any Liens or claims held by the First Lien Agent (including the validity and enforceability thereof) or any other First Lien Creditor or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Lien Creditors may file proofs of claim in a Insolvency Proceeding, subject to the terms and limitations contained in this Agreement. The Second Lien Trustee, for itself and on behalf of Second Lien Creditors, hereby appoints the First Lien Agent and any officer or duly authorized person of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Lien Trustee and Second Lien Creditors, and in the name of the Second Lien Trustee and Second Lien Creditors or in the First Lien Agent’s own name, from time to time, in the First Lien Agent’s sole discretion, for the purposes of carrying out the terms of this Section 5, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purpose of this paragraph, and hereby grants the First Lien Agent the express power and authority (which power and authority are coupled with an interest and shall be irrevocable):

(a) to file appropriate claims (whether by proofs of claim or otherwise) in any Insolvency Proceeding and to take such other actions in such Insolvency Proceeding as may be necessary or desirable to prevent the waiver or release of any claims for Second Lien Obligations or to enforce the terms of this Agreement;

(b) to prosecute and enforce such claims in such Insolvency Proceeding, to initiate and participate in other proceedings to enforce such Second Lien Obligations, and to collect and receive any and all such cash or other assets which may be paid on account of Second Lien Obligations in such Insolvency Proceeding or in any other proceeding; and

(c) to exercise any vote with respect to Second Lien Obligations in any Insolvency Proceeding.

5.2 Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Lien Agent or the First Lien Creditors desire to consent (or not object) to the sale, use or lease of cash or other collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (“DIP Financing”), then the Second Lien Trustee agrees, on behalf of itself and the other Second Lien Creditors, that each Second Lien Creditor (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the sale, use or lease of such cash or other collateral or to such DIP Financing, (ii) will not request or accept any form of adequate protection or any other relief in connection with the sale, use or lease of such cash or other collateral or such DIP Financing except as set forth in paragraph 5.4 below, (iii) will subordinate (and will be deemed hereunder to have subordinated) the Subordinate Liens (x) to such DIP Financing with the same terms and conditions as the Senior Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the First Lien Creditors and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Agent or the First Lien Creditors, and (iv) agrees that notice received three (3) business days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

5.3 Relief From the Automatic Stay. The Second Lien Trustee agrees, on behalf of itself and the other Second Lien Creditors, that none of them will, during any Standstill Period, seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of the Second Lien Obligations or any Collateral, without the prior written consent of the First Lien Agent.

5.4 Adequate Protection. The Second Lien Trustee, on behalf of itself and the other Second Lien Creditors, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the First Lien Agent or the First Lien Creditors for adequate protection or (ii) any objection by the First Lien Agent or any other First Lien Creditors to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to the First Lien Agent or any other First Lien Creditor under section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.2, in any Insolvency Proceeding, (x) the Second Lien Trustee and the Second Lien Creditors, may seek, support, accept or retain adequate protection (A) only if the First Lien Creditors are granted adequate protection that includes replacement Liens on additional collateral and superpriority claims and the First Lien Creditors do not object to the adequate protection being provided to the First Lien Creditors and (B) solely in the form of (a) a replacement Lien on such additional collateral, subordinated to the Liens securing the First Lien Obligations and such DIP Financing on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement and (b) superpriority claims junior in all respects to the superpriority claims granted to the First Lien Creditors, and (y) in the event the Second Lien Trustee, on behalf of itself and the Second Lien Creditors, receives adequate protection, including in the form of additional collateral, then the Second Lien Trustee, on behalf of itself or any of the Second Lien Creditors, agrees that the First Lien Creditors shall have a senior Lien and claim on such adequate protection as security for the First Lien Obligations and that any Lien on any additional collateral securing the Second Lien Obligations shall be subordinated to such Liens on such collateral securing the First Lien Obligations and any DIP Financing and any other Liens granted to the First Lien Creditors as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under this Agreement.

5.5 Avoidance Issues. If any First Lien Creditor is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Discharge Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto until such time as the First Lien Discharge Date shall have fully and finally occurred with respect to all such reinstated First Lien Obligations. The Second Lien Creditors agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6 Asset Dispositions in an Insolvency Proceeding. Neither the Second Lien Trustee nor any other Second Lien Creditor shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported by the First Lien Creditors, and the Second Lien Trustee and each other Second Lien Creditor will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Creditors and to have released their Liens in such assets.

5.7 Grants of Security and Separate Classification. Each Second Lien Creditor acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Security Documents and Second Lien Security Documents constitute two separate and distinct grants of Liens, and (ii) among other things, because the Second Lien Obligations are subordinated to the First Lien Obligations, and because of their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Creditors and Second Lien Creditors constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral with the effect being that, to the extent that the aggregate distributions are sufficient (for this purpose ignoring all claims held by the Second Lien Creditors), the First Lien Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claim, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Lien Creditors, with the Second Lien Creditors hereby acknowledging and agreeing to turn over to the First Lien Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Creditors.

5.8 No Waivers of Rights of First Lien Creditors. Nothing contained herein shall prohibit or in any way limit the First Lien Agent or any other First Lien Creditor from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Lien Creditor, including the seeking by any Second Lien Creditor of adequate protection or the asserting by any Second Lien Creditor of any of its rights and remedies under the Second Lien Documents or otherwise, except with respect to such actions expressly permitted hereby.

5.9 Plans of Reorganization. No Second Lien Creditor shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (i) pays off, in cash in full, all First Lien Obligations or (ii) is accepted by the class of holders of First Lien Obligations voting thereon and is supported by the First Lien Agent.

5.10 DIP Financings. The Second Lien Trustee, for itself and on behalf of the other Second Lien Creditors, and each of the Second Lien Creditors by purchasing Second Lien Notes, agrees with each of the First Lien Creditors that neither the Second Lien Trustee, nor any other Second Lien Creditor, will, nor will any of them permit any of their respective affiliates to, without the prior written consent of the First Lien Agent on behalf of the “Majority Lenders” (as defined in the First Lien Agreement), extend directly or indirectly all or any portion of any DIP Financing; provided, however, the foregoing shall not restrict the right of any Second Lien Creditor to propose all or a portion of a DIP Financing to First Lien Borrowers, Second Lien Borrower or any other Loan Party in any Insolvency Proceeding. In the event First Lien Agent, on behalf of such Majority Lenders, shall consent to any such DIP Financing by Second Lien Creditors, and any Second Lien Creditor or an Affiliate of a Second Lien Creditor shall provide any DIP Financing to First Lien Borrowers, Second Lien Borrower or any Loan Party, such Second Lien Creditor agrees to cause any post petition Liens, any replacement Liens, any super priority Liens, any adequate protection Liens and any administrative expenses that it obtains in connection therewith to be subordinated to the Senior Liens upon the terms of this Agreement.

5.11 Other Matters. To the extent that the Second Lien Trustee or any Second Lien Creditor has or acquires rights under Section 363 or Section 164 of the Bankruptcy Code with respect to the Second Lien Obligations or any of the Collateral, the Second Lien Trustee agrees, on behalf of itself and the other Second Lien Creditors not to assert any of such rights without the prior written consent of the First Lien Agent; provided that if requested by the First Lien Agent, the Second Lien Trustee shall timely exercise such rights in the manner requested by the First Lien Agent, including any rights to payments in respect of such rights.

5.12 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of Insolvency Proceeding. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

5.13 Post-Petition Interest.

(a) No Second Lien Creditor may oppose or seek to challenge any claim by a First Lien Creditor for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Interest.

(b) No First Lien Creditor may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Creditor for allowance of Second Lien Obligations consisting of Post-Petition Interest.

SECTION 6 First Lien Documents and Second Lien Documents.

6.1 Amendments to First Lien Documents. The First Lien Documents may be repriced, amended, supplemented, modified, extended, increased, restated, refinanced or replaced in any and all respects without the consent of the Second Lien Trustee or any other Second Lien Creditor; provided, however, that, without the consent of the Second Lien Trustee, no such amendment, supplement, modification, restatement, refinancing or replacement shall contravene any provision of this Agreement.

6.2 Restrictions on Second Lien Documents and Amendments to Second Lien Documents. Unless a similar amendment, supplement or modification to the applicable First Lien Document has been, or is concurrently being, made, without the prior written consent of the First Lien Agent, the Second Lien Indenture may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new Second Lien Indenture, would (i) contravene the provisions of this Agreement, (ii) increase the interest rate on the Second Lien Notes issued thereunder to a rate higher than thirteen percent (13%) per annum, or impose any fee, original issue discount or similar payment in connection therewith that, together with all such fees, original issue discounts or similar payments imposed from the date hereof, would exceed two percent (2%) of the amount of the Second Lien Notes, other than the initial fees or original issue discount payable in connection with the initial issuance of the Second Lien Notes; (iii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (iv) change any representation, warranty, covenant, default or event of default thereunder in a manner materially adverse to the Second Lien Borrower or any of its subsidiaries; (v) change the redemption, prepayment or defeasance provisions thereof in a manner which would be materially adverse to the First Lien Creditors; (vi) add Collateral (unless such Collateral is also provided to the First Lien Agent), or (vii) increase the obligations thereunder of the Second Lien Borrower or any of its subsidiaries or confer any additional rights on the Second Lien Creditors which would be materially adverse to the First Lien Creditors. Notwithstanding anything herein to the contrary, no provision of this Section 6.2 shall have any effect on the obligations of the Second Lien Borrower under the Second Lien Indenture with respect to any such amendments.

6.3 [Intentionally Omitted].

6.4 Application of First Lien Security Document Amendments to Second Lien Security Documents. In the event the First Lien Agent enters into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Security Document without the consent of or action by any Second Lien Creditor (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Lien Indenture), (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Lien Security Document, except to the extent that such a release of such Lien is pursuant to Section 4.2 hereof, (B) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Lien Creditors and does not affect the First Lien Creditors in a like or similar manner shall not apply to the Second Lien Security Documents without the consent of the Second Lien Trustee and (C) notice of such amendment, waiver or consent shall be given to the Second Lien Trustee no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 7 Reliance; Waivers; etc.

7.1 Reliance. The First Lien Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Lien Trustee, on behalf of it itself and the Second Lien Creditors, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Lien Creditors.

7.2 No Warranties or Liability. The Second Lien Trustee acknowledges and agrees that neither the First Lien Agent nor any other First Lien Creditor has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any First Lien Document. Except as otherwise provided in this Agreement, the First Lien Creditors will be entitled to manage and supervise their extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Lien Documents or the Second Lien Documents.

SECTION 8 Obligations Unconditional.

8.1 First Lien Obligations Unconditional. All rights and interests of the First Lien Agent hereunder, and all agreements, duties and obligations of the Second Lien Trustee, First Lien Borrowers, Second Lien Borrower and the other Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Lien Document;

(c) prior to the First Lien Discharge Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Lien Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Lien Obligations, or of any of the Second Lien Trustee, or any Loan Party, to the extent applicable, in respect of this Agreement.

SECTION 9 Representations and Warranties.

9.1 Representations and Warranties. By its signature hereto, each Person signing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 10 Miscellaneous.

10.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

10.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Lien Discharge Date shall have occurred. This is a continuing agreement and the First Lien Creditors may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, First Lien Borrowers, Second Lien Borrower or any other Loan Party on the faith hereof.

10.3 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto. Notwithstanding the foregoing, neither First Lien Borrowers, Second Lien Borrower, nor any Loan Party will have a right to consent to or approve an amendment or modification of this Agreement except to the extent its rights are directly affected. Notwithstanding anything herein to the contrary, no provision of this Section 10.3 shall have any effect on the obligations of the Second Lien Borrower under the Second Lien Indenture with respect to any such amendments.

10.4 Information Concerning Financial Condition of First Lien Borrowers, Second Lien Borrower and the other Loan Parties. First Lien Creditors and Second Lien Creditors hereby assume responsibility for keeping themselves informed of the financial condition of First Lien Borrowers, Second Lien Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. First Lien Creditors and Second Lien Creditors hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. Other than as required by this Agreement, in the event the First Lien Agent or the Second Lien Trustee, each in its sole discretion, respectively, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

10.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

10.6 Submission to Jurisdiction; Waivers.

(a) Each of Second Lien Trustee, for itself and each Second Lien Creditor, and First Lien Agent, for itself and each First Lien Creditor, hereby irrevocably and unconditionally submits, for itself, the Second Lien Creditors, the First Lien Creditors and their property, to the non-exclusive jurisdiction of any United States Federal Court sitting in the State of New York or New York state court, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such United States Federal Court or New York state court. Second Lien Trustee, First Lien Agent, each Second Lien Creditor and each First Lien Creditor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Lien Creditor or Second Lien Creditor may otherwise have to bring any action or proceeding relating to this Agreement, any First Lien Documents against First Lien Borrowers, Second Lien Borrower or any other Loan Party or its properties, or any Second Lien Documents against Second Lien Borrower, First Lien Borrowers or any other Loan Party or its properties in the courts with subject matter jurisdiction of any other jurisdiction.

(b) First Lien Borrowers, Second Lien Borrower, each other Loan Party , the Second Lien Creditors and the First Lien Creditors hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so (x) any objection they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (y) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each party hereto knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or action of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any of the parties hereto except by a written instrument executed by all of them.

10.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The Second Lien Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Second Lien Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Second Lien Trustee in its discretion elects to act upon such instructions, the Second Lien Trustee’s understanding of such instructions shall be deemed controlling.

10.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Lien Creditors and Second Lien Creditors and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

10.9 Further Assurances. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors under the Second Lien Documents, and First Lien Borrowers and Second Lien

Borrower, on behalf of the Loan Parties, agree that it shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or any other First Lien Creditor may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

10.10 Subrogation. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors, hereby agrees that it shall not collect upon any rights of subrogation they may acquire as a result of any payment hereunder prior to the occurrence of the First Lien Discharge Date.

10.11 Application of Payments. All payments received by the First Lien Agent or the First Lien Creditors may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefore, in each case to the extent undertaken in accordance with this Agreement.

10.12 Specific Performance. The First Lien Agent, any other First Lien Creditor, the Second Lien Trustee and any other Second Lien Creditor may demand specific performance of this Agreement. The Second Lien Trustee, on behalf of itself and the Second Lien Creditors, and the First Lien Agent, on behalf of itself and the First Lien Creditors, each hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Agent, any First Lien Creditor, the Second Lien Trustee or any Second Lien Creditor, respectively.

10.13 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.

10.14 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.15 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterpart (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

10.16 WAIVER OF JURY TRIAL. EACH OF THE FIRST LIEN AGENT, SECOND LIEN TRUSTEE, FIRST LIEN BORROWERS AND SECOND LIEN

BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECOND LIEN NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17 Rights of Second Lien Trustee. With respect to the Second Lien Borrower, the First Lien Borrowers and each other Loan Party, in addition to the foregoing rights, in acting hereunder and by virtue of this Agreement, the Second Lien Trustee shall have all of the rights, protections and immunities granted to it under the Existing Second Lien Indenture, all of which are incorporated by reference herein as they relate to the Second Lien Borrower, the First Lien Borrowers, each other Loan Party and the Second Lien Trustee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNION BANK, N.A., as First Lien Agent for and on behalf of the First Lien Creditors

By:	/s/ Damien Meiburger
Name:	Damien Meiburger
Title:	Senior Vice President

Address for Notices: 500 North Akard 4200 Lincoln Plaza Dallas, Texas 75201 Attention: Damien Meiburger Telephone: (214) 922-4200 Facsimile: (214) 922-4209

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Second Lien Trustee for and on behalf of the Second Lien Creditors

By:	/s/ Linda Garcia
Name	Linda Garcia
Title:	Vice President

Address for Notices:

2 N. LaSalle Street

Suite 1020

Chicago, Il 60602

CENTURY EXPLORATION NEW ORLEANS, INC., as a First Lien Borrower

By:	/s/ Jeffrey T. Craycraft
	Name:	Jeffrey T. Craycraft
	Title	Treasurer

CENTURY EXPLORATION HOUSTON, INC., as a First Lien Borrower

By:	/s/ Jeffrey T. Craycraft
	Name:	Jeffrey T. Craycraft
	Title	Treasurer

RAAM GLOBAL ENERGY COMPANY, as Second Lien Borrower

By:	/s/ Jeffrey T. Craycraft
	Name:	Jeffrey T. Craycraft
	Title	Treasurer

Address for Notices: 1537 Bull Lea Road Lexington, Kentucky 40511 Telephone: (859) 253-1300 Facsimile: (859) 281-6066